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                                                                  EXHIBIT (a)(6)

                             NORTHSTAR SERIES TRUST

                          ESTABLISHMENT AND DESIGNATION
                 OF SERIES AND CLASSES OF SHARES OF BENEFICIAL
                       INTEREST, PAR VALUE $0.01 PER SHARE

         The undersigned, being a majority of the Trustees of Northstar Series Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section
5.11 of the Declaration of Trust dated August 18, 1993, as amended (the "Declaration of Trust"), hereby divide the shares of beneficial interest of the Trust into three separate series (the "Funds") and divide the shares of beneficial interest of each Fund into two separate classes (the "Classes"), the Funds and the Classes hereby created having the following special and relative rights:

         1. The Funds shall be designated as follows: Northstar High Yield Fund; Northstar Multi-Sector Bond Fund; and Northstar Income and Growth Fund. The Classes thereof shall be designated as follows: Northstar High Yield Fund Class A and Northstar High Yield Fund Class B; Northstar Multi-Sector Bond
Fund Class A and Northstar Multi-Sector Bond Fund Class B; Northstar Income and Growth Fund Class A and Northstar Income and Growth Fund Class B.

         2. Each Fund shall be authorized to invest in cash securities, instruments and other property as from time to time described in the then current effective prospectus and registration statement for that Fund under the Securities Act of 1933. Each share of each class of the beneficial interests of each Fund ("Share") shall be redeemable, shall represent a pro rata beneficial interest in the assets allocated to such class of shares of the Fund, and shall be entitled to receive its pro rata share of net assets allocable to such class of shares of that class of shares of the Fund upon liquidation of that Fund, all as provided in the Declaration of Trust. The proceeds of sales of Shares of each Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Fund, unless otherwise required by law.

         3. Each share of beneficial interest of the Fund shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters which such shares (or class of shares) shall be entitled to vote Shareholders of the Funds shall vote together as a class on any matter except to the extent otherwise required by the Investment Company Act of 1940 or when the Trustees have determined that the matter affects only the interest of Shareholders of certain Funds, in which case only the Shareholders of such Funds shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to the Funds if acted upon as provided in Rule 18f-2 under such Act or any successor rule and in the Declaration of Trust.

         4. The assets and liabilities of the Trust shall be allocated as among the above-referenced Funds, as set forth in Section 5.11 of the Declaration of Trust, except as described below:

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                  (a)      Costs incurred by the Trust on behalf of the Fund in
connection with the organization and initial registration and public offering of Shares of the Fund shall be amortized for the Fund over the lesser of the life of the Fund or the five year period beginning with the month that the Fund commences operations.

                  (b) Liabilities, expenses, costs, charges or reserves relating to the distribution of, and other identified expenses that should be properly allocated to the Shares of a particular Class may be charged to and borne solely by such Class and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net assets value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes.

                  (c) The Trustees may from time to time in particular cases make specific allocations of assets or liabilities among the Funds and each allocation of liabilities, expenses, costs, charges and reserves by the Trustees shall be conclusive and binding upon the Shareholders of all Classes for all purposes.

         5. Shares of each Fund shall vary between the different Classes as to rights of redemption and conversation rights, as set out in the then current prospectus for each Fund.

         6. The Trustees (including any successor Trustee) shall have the right at any time and from time to time to reallocations assets and expenses or to change the designation of any Fund or Class thereof now or hereafter created or to otherwise change the special and relative rights of any such Fund or Class, provided that such change shall not adversely affect the rights of the shareholders of such Fund or Class.

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